EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Brenda Hansen, webMethods
703.460.5910
brenda.hansenl@webMethods.com

Vincent J. Mullarkey Elected to the webMethods Board of Directors

Finance Veteran to Chair Audit Committee

FAIRFAX, Va. – May 16, 2005 – webMethods, Inc. (Nasdaq: WEBM), a leading business integration and optimization software company, today announced that its Board of Directors had elected Vincent J. Mullarkey to the webMethods’ Board on May 11. Mr. Mullarkey, a veteran finance professional, will serve as a Class III Director until the 2005 annual meeting of stockholders of webMethods and will serve as Chairman of the Audit Committee of webMethods’ Board. He replaces Gary Fernandes, who left webMethods’ Board on May 11 due to personal and professional commitments.

“We are very pleased to have Vin Mullarkey join the Board,” said Bill Russell, non-executive Chairman, webMethods, Inc. “Vin brings a wealth of financial and management experience in the high tech industry, culminating in hands-on experience leading the financial operations of a $13 billion company. He is sure to be a great asset to our Board.”

After 27 years of service, Mr. Mullarkey retired from Digital Equipment Corporation in 1998 as the company’s Senior Vice President, Finance and Chief Financial Officer, positions he had held since 1994. Since that time, he has been active in the real estate and marine industries. Mr. Mullarkey has also served since 2000 as an independent director for NetScout Systems, Inc., where he is also Chairman of the Audit Committee.

About webMethods, Inc.

webMethods (Nasdaq: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,300 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.

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